Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS STRONG FIRST QUARTER RESULTS

(Strong first quarter results driven by continued loan growth, margin improvement and increased wealth management and capital markets fees)

Bedminster, N.J. – April 29, 2022 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its first quarter 2022 results.

This earnings release should be read in conjunction with the Company’s Q1 2022 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $54.33 million, net income of $13.44 million and diluted earnings per share (“EPS”) of $0.71 for the quarter ended March 31, 2022, compared to revenue of $49.61 million, net income of $13.18 million and diluted EPS of $0.67, respectively, for the three months ended March 31, 2021.

The 2022 first quarter included a $6.6 million loss on the sale of securities associated with a balance sheet repositioning executed in the quarter, fully described later in this release. The 2022 first quarter also included $1.5 million of severance expense associated with certain staff reorganizations within several areas of the Peapack-Gladstone Bank (“the Bank”) during the quarter. These two items reduced total revenue by $6.6 million, net income by $5.9 million, EPS by $0.31, ROA by 0.38%, and ROE by 4.31%, for the Q1 2022 period.

Douglas L. Kennedy, President and CEO said, “Our first quarter results were driven by continued strong loan growth, increased net interest income and net interest margin, and solid wealth management and capital markets fee income.”

The following are select highlights for the quarter:

Peapack Private Wealth Management:

•	AUM/AUA in our Peapack Private Wealth Management Division totaled $10.7 billion at March 31, 2022.
•	Gross new business inflows for Q1 2022 totaled $350 million.
•	Wealth Management fee income increased 22% to $14.8 million for Q1 2022 compared to $12.1 million for Q1 2021.
•	Finalizing the consolidation of three offices of previously acquired firms into existing private banking locations.

Commercial Banking and Balance Sheet Management:

•

Total loans grew 6% (25% annualized) to $5.15 billion at March 31, 2022 compared to $4.84 billion at December 31, 2021; and grew 21% from $4.25 billion (excluding $187 million of PPP loans) at March 31, 2021.

•	Commercial & industrial lending (“C&I”) loan/lease balances comprise 40% of the total loan portfolio at March 31, 2022.

•	U.S. Small Business Association (“SBA”) Income ($2.8 million) and corporate advisory fees ($1.6 million) totaled $4.4 million for the first quarter of 2022.
•	Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market accounts) totaled 90% of total deposits at March 31, 2022, with an average cost of 0.15%.
•	The net interest margin (NIM) improved by 23 basis points in Q1 2022 compared to Q4 2021 and improved 41 basis points when compared to Q1 2021.
•

The Company executed a balance sheet repositioning resulting in an estimated four basis point improvement to future NIM, with no impact to balance sheet duration, tangible capital or tangible book value per share.

Capital Management:

•	Repurchased approximately 300,000 shares of Company stock at an average price of $37.26 for a total cost of $11.2 million.
•

Regulatory Tier 1 Leverage Ratio stood at 10.3% for the Bank and 8.4% for the Company, at March 31, 2022. Regulatory Common Equity Tier 1 Ratio (to Risk-Weighted Assets) stood at 12.5% for the Bank and 10.2% for the Company.  These ratios are significantly above well capitalized standards.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

March 2022 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data)	2022	2021	(Decrease)
Net interest income	$39.62	$31.79	$7.83	25%
Wealth management fee income (A)	14.83	12.13	2.70	22
Capital markets activity (B)	4.65	3.57	1.08	30
Other income (C)	(4.77)	2.12	(6.89)	(325)
Total other income	14.71	17.82	(3.11)	(17)
Operating expenses (A) (D)	34.17	31.59	2.58	8
Pretax income before provision for credit losses	20.16	18.02	2.14	12
Provision for credit losses	2.37	0.23	2.14	930
Pretax income	17.79	17.79	—	—
Income tax expense	4.35	4.61	(0.26)	(6)
Net income (E)	$13.44	$13.18	$0.26	2%
Diluted EPS (E)	$0.71	$0.67	$0.04	6%

Total Revenue (F)	$54.33	$49.61	$4.72	10%

Return on average assets annualized (E)	0.87%	0.89%	(0.02)
Return on average equity annualized (E)	9.88%	10.03%	(0.15)

(A)	The quarter ended March 31, 2022 included a full quarter of wealth management fee income and expense related to the July 2021 acquisition of Princeton Portfolio Strategies Group.
(B)	Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.
(C)	Other income for the quarter ended March 31, 2022 included a $6.6 million loss on sale of securities associated with a balance sheet repositioning executed in the quarter.
(D)	The March 2022 and 2021 quarters each included $1.5 million of severance expense related to certain staff reorganizations within several areas of the Bank.
(E)

The March 31, 2022 quarter included a $6.6 million loss on sale of securities associated with a balance sheet repositioning executed in the quarter. The 2022 period also included $1.5 million of severance expense associated with certain staff reorganizations within several areas of the Bank during the quarter. These two items reduced net income by $5.9 million, EPS by $0.31, ROA by 0.38%, and ROE by 4.31%, for the Q1 2022 period.

(F)	Total revenue equals the sum of net interest income plus total other income.

March 2022 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2022	2021	(Decrease)
Net interest income	$39.62	$37.21	$2.41	6%
Wealth management fee income	14.83	13.96	0.87	6
Capital markets activity (A)	4.65	3.52	1.13	32
Other income (B)	(4.77)	1.48	(6.25)	(422)
Total other income	14.71	18.96	(4.25)	(22)
Operating expenses (C)	34.17	31.70	2.47	8
Pretax income before provision for credit losses	20.16	24.47	(4.31)	(18)
Provision for credit losses	2.37	3.75	(1.38)	(37)
Pretax income	17.79	20.72	(2.93)	(14)
Income tax expense	4.35	5.86	(1.51)	(26)
Net income (D)	$13.44	$14.86	$(1.42)	(10)%
Diluted EPS (D)	$0.71	$0.78	$(0.07)	(9)%

Total Revenue (E)	$54.33	$56.17	$(1.84)	(3)%

Return on average assets annualized (D)	0.87%	0.96%	(0.09)
Return on average equity annualized (D)	9.88%	10.94%	(1.06)

(A)	Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.
(B)

Other income for the quarter ended March 31, 2022 included a $6.6 million loss on the sale of securities associated with a balance sheet repositioning executed in the quarter. The December 2021 quarter included a $265,000 loss on the sale of loans.

(C)	The March 2022 quarter included $1.5 million of severance expense related to certain staff reorganization within several areas of the Bank.
(D)

The March 31, 2022 quarter included a $6.6 million loss on sale of securities associated with a balance sheet repositioning executed in the quarter. The 2022 period also included $1.5 million of severance expense associated with certain staff reorganizations within several areas of the Bank during the quarter. These two items reduced net income by $5.9 million, EPS by $0.31, ROA by 0.38%, and ROE by 4.31%, for the Q1 2022 period.

(E)	Total revenue equals the sum of net interest income plus total other income.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

In the March 2022 quarter, the Bank’s wealth management business generated $14.83 million in fee income, compared to $13.96 million for the December 31, 2021 quarter and $12.13 million for the March 2021 quarter.

The market value of the Company’s AUM/AUA stood at $10.7 billion at March 31, 2022. Gross new business inflows for the 2022 quarter totaled $350 million.

John Babcock, President of the Peapack Private Wealth Management division, said “Our AUM/AUA were negatively impacted in Q1 2022 as the S&P was down 5% in Q1 2022.  Notwithstanding current volatility, economic and global uncertainties, and overall market declines, new business from existing clients as well as from new clients continue at a healthy pace.  In Q1 2022, total new accounts and client additions totaled $350 million – approximately

$150 million of which was in our Delaware trust company.  Of the remaining $200 million, $160 million was new managed business and the remainder was custody. As we enter Q2 2022, our new business pipeline is strong.”

Additionally, we are nearing the completion of our “One Team” integration, which consolidates the operating and technology platforms of our eight acquisitions made since 2015 into a singular operating and technology platform, and also streamlines our organizational structure.  In Q1 2022, we consolidated our Princeton Portfolio Strategies team (acquired in 2021) into our existing private banking office in Princeton. In August, we will combine our former Point View and Lassus Wherley locations together in a new private banking office in Summit, NJ.

Loans / Commercial Banking

At March 31, 2022, loans totaled $5.15 billion, compared to $4.25 billion (excluding $187 million of PPP loans) at March 31, 2021, reflecting growth of 21%.

Total C&I loans and leases (including the $10 million of PPP loans) at March 31, 2022 were $2.04 billion or 40% of the total loan portfolio.

Mr. Kennedy noted, “Our commercial loan pipelines continue to be strong going into the new year, standing at approximately $300 million with the likelihood of a second quarter closing. We believe that we will achieve mid to high single digit loan growth for the remainder of 2022.”

Mr. Kennedy also noted, “We are proud to have built a leading middle market commercial banking franchise, as evidenced by strong growth in our C&I Portfolio, continued growth in Treasury Management income, and back-to-back quarters with large corporate advisory fees by our investment banking group – this team had record earnings in 2021 and started off 2022 with another large fee event.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale funding, volatility, and/or operational risk.  Total deposits at March 31, 2022 increased $121 million to $5.39 billion from $5.27 billion at December 31, 2021 and increased $443 million from $4.94 billion at March 31, 2021. Along with the deposit growth, the change in mix was favorable, as noninterest bearing demand deposits increased $114 million, interest-bearing demand increased $375 million, savings and money market increased $68 million, while higher costing CDs declined $90 million and brokered deposits declined $25 million, when comparing March 31, 2022 to March 31, 2021.

Mr. Kennedy noted, “90% of our deposits are demand, savings, or money market accounts, and our noninterest bearing deposits comprise 19% of our total deposits; both metrics reflect the relationship aspect of our deposit base.”

At March 31, 2022, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $747.7 million (or 12% of assets).

The Company maintains backup liquidity of approximately $1.8 billion of secured available funding with the Federal Home Loan Bank and $1.6 billion of secured funding from the Federal Reserve Discount Window.  The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios.

Net Interest Income (NII)/Net Interest Margin (NIM)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$39,274	2.68%	$36,564	2.60%	$30,565	2.49%
Prepayment premiums received on loan paydowns	351	0.02%	555	0.04%	704	0.05%
Effect of maintaining excess interest earning cash	(3)	-0.01%	(68)	-0.18%	(195)	-0.21%
Effect of PPP loans	0	0.00%	161	0.00%	719	-0.05%
NII/NIM as reported	$39,622	2.69%	$37,212	2.46%	$31,793	2.28%

As shown above, the Company’s reported NII and NIM for Q1 2022 increased $2.4 million and 23 basis points, respectively, compared to the linked quarter (Q4 2021) and $7.8 million and 41 basis points compared to the prior year quarter (Q1 2021). The Bank further lowered its cost of funds strategically and grew its average loan portfolio at rates/spreads beneficial to NIM, while reducing lower-yielding liquidity. Additionally, the Bank benefitted from the increase in LIBOR during Q1.

Mr. Kennedy stated, “As noted above, we benefitted from the increase in LIBOR during Q1 and we are positioned to continue to benefit from a rise in interest rates. 38% of our loan portfolio reprices within three months and 50% within one-year. Our current modeling, with what we believe include very conservative deposit beta assumptions (average of 45%), indicates net interest income will improve approximately 2% in year one and 8.5% in year two after a 200 basis point rate shock.”

Mr. Kennedy went on to note, “During Q1, 2022 we executed a balance sheet repositioning whereby we added $250 million of multifamily loans, funded by the sale of $125 million of lower-yielding, like duration securities, and deposits. To manage a neutral overall duration effect on the balance sheet, thereby protecting the balance sheet against the impact of rising rates, we executed an additional $100 million of forward starting five-year pay fixed swaps.  The repositioning resulted in an attractive earn-back period on the loss on sale of securities, with future net interest margin improving by four basis points, and no impact to tangible capital or tangible book value per share.  The on-balance sheet and off-balance sheet liquidity profile of the Bank remain strong.”

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $4.65 million for the March 2022 quarter compared to $3.52 million for the December 2021 quarter and $3.57 million for the March 2021 quarter. The March 2022 quarter results were driven by $2.84 million in gains on sales of SBA loans. The December 2021 quarter results were driven by $2.18 million in corporate advisory fee income although all three periods recorded over $1 million in fees.  The March 2021 quarter reflected increased mortgage banking activity due to greater refinance activity in the low-rate environment. The March 2022, December 2021 and March 2021 quarters included no income from loan level, back-to-back swap activities, as there has been minimal activity for such in the current environment.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021
Gain on loans held for sale at fair value (Mortgage banking)	$247	$352	$1,025
Fee income related to loan level, back-to-back swaps	—	—	—
Gain on sale of SBA loans	2,844	989	1,449
Corporate advisory fee income	1,561	2,180	1,098
Total capital markets activity	$4,652	$3,521	$3,572

Other Noninterest Income (other than Wealth Management fee income and Income from Capital Markets Activities)

Other noninterest income (as defined above) included a $6.6 million loss on sale of securities, associated with the balance sheet repositioning executed in Q1 2022, described above. When excluding this loss, other noninterest income was $1.84 million for Q1 2022, compared to $1.48 million, and $2.12 million for the December 2021 and March 2021 quarters, respectively. The December 2021 quarter included a net loss of $265,000 on loans held for sale.

Operating Expenses

The Company’s total operating expenses were $34.17 million for the quarter ended March 31, 2022, compared to $31.70 million for the December 2021 quarter and $31.59 million for the March 2021 quarter. Both the March 2022 and March 2021 quarters included $1.5 million of severance expense related to certain staff reorganizations within several areas of the Bank.  The March 2022 and December 2021 quarters also included a full quarter’s worth of expense related to the acquisition of Princeton Portfolio Strategies Group (“PPSG”) which closed on July 1, 2021. Further, the March 2022 quarter included increased costs related to health insurance and corporate insurance, as well as the normal annual merit increases and year-end bonuses.

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, we will invest in our existing people as the market demands in order to retain the talent we have acquired. We will also grow and expand our core wealth management and commercial banking businesses, including strategic hires and lift-outs, and invest in digital enhancements to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended March 31, 2022 was 24.45%, as compared to 28.31% for the December 2021 quarter and 25.94% for the quarter ended March 31, 2021. The March 31, 2022 and 2021 quarters benefitted from the vesting of restricted stock at prices higher than grant prices.

Asset Quality / Provision for Credit Losses

Nonperforming assets (which does not include troubled debt restructured loans that are performing in accordance with their terms) at March 31, 2022 were $15.9 million, or 0.25% of total assets. Loans past due 30 to 89 days and still accruing were $606,000.

Loans on deferral and accruing, entered into during the COVID-19 pandemic have come down significantly from $914 million at June 30, 2020 to $13 million at March 31, 2022.

On January 1, 2022, the Company implemented Current Expected Credit Losses (“CECL”) methodology for calculating the Company’s Allowance for Credit Losses (“ACL”). The day one CECL adjustment totaled $5.5 million (reduction to 12/31/2021 ACL, and benefit to Capital, net of tax effect).

For the quarter ended March 31, 2022, the Company’s provision for credit losses was $2.4 million compared to $3.8 million for the December 2021 quarter and $225,000 for the March 2021 quarter. The increased provision for credit losses in the March 2022 and December 2021 quarters, when compared to the March 2021 quarter was due principally to significant loan growth during the March 2022 and December 2021 quarters, offset by improvement in macro-economic conditions and strong and stable asset quality metrics.

At March 31, 2022, the ACL was $58.39 million (1.13% of total loans), compared to $61.70 million at December 31, 2021 (1.27% of loans) and $67.54 million at March 31, 2021 (1.52% of total loans).

Capital

The Company’s capital position during the March 2022 quarter was benefitted by net income of $13.44 million and the CECL day one adjustment of $3.9 million, net of tax, which was offset by the purchase of approximately 300,000 shares through the Company’s stock repurchase program ($11.2 million) and the quarterly dividend ($920,000). U.S. Generally Accepted Accounting Principles (“GAAP”) Capital at March 31, 2022 was also impacted by an increase in the unrealized loss on available-for-sale securities in the first quarter of 2022 due to the significant rise in medium-term Treasury yields.

Mr. Kennedy noted, “Despite capital spent on stock repurchases, and capital being affected by the increased unrealized loss on AFS securities, our tangible book value per share only declined 4%, from $27.05 at December 31, 2021 to $25.85 at March 31, 2022.”

The Company’s and Bank’s capital ratios at March 31, 2022 remain strong.  Such ratios remain well above regulatory well capitalized standards.

As previously announced, in the fourth quarter of 2020, the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. Such funds benefitted the Company’s Regulatory Tier 2 Capital. At the time, the Company noted the proceeds raised would be used for general corporate purposes, which could include stock repurchases, the redemption of the Company’s then existing 6% subordinated debt and acquisitions of wealth management firms. Throughout the twelve months of 2021, the Company repurchased $29 million of stock, and repurchased an additional $11 million during Q1 2022.  On June 30, 2021, the Company redeemed its 6% subordinated debt. On July 1, 2021, the Company closed on the acquisition of PPSG.

The Company employs quarterly capital stress testing – adverse case and severely adverse case. In the most recent completed stress test on December 31, 2021, under severely adverse case, and no growth scenarios, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay, the Bank still remains well capitalized over the two-year stress period.

On April 28, 2022, the Company declared a cash dividend of $0.05 per share payable on May 26, 2022, to shareholders of record on May 12, 2022.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.3 billion and assets under management/administration of $10.7 billion as of March 31, 2022.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2022 and beyond;
•	our ability to successfully integrate wealth management firm acquisitions;
•	our ability to manage our growth;
•	our ability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in the value in our investment portfolio;
•	impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•	higher than expected increases in our allowance for credit losses;
•	higher than expected increases in loan and lease losses or in the level of delinquent, nonperforming, classified and criticized loans;
•

inflation and changes in interest rates, which may adversely impact or margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;

•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•	our inability to successfully generate new business in new geographic markets;
•	a reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the continued impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•	if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;
•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for credit losses may increase if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•	a material decrease in net income or a net loss over several quarters could result in an elimination or a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2021.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Income Statement Data:
Interest income	$44,140	$42,075	$40,067	$39,686	$38,239
Interest expense	4,518	4,863	4,856	5,841	6,446
Net interest income	39,622	37,212	35,211	33,845	31,793
Wealth management fee income	14,834	13,962	13,860	13,034	12,131
Service charges and fees	952	996	959	896	846
Bank owned life insurance	313	308	311	466	611
Gain on loans held for sale at fair value (Mortgage banking) (A)	247	352	408	409	1,025
Gain/(loss) on loans held for sale at lower of cost or fair value (B)	—	(265)	—	1,125	282
Fee income related to loan level, back-to-back swaps (A)	—	—	—	—	—
Gain on sale of SBA loans (A)	2,844	989	1,569	932	1,449
Corporate advisory fee income (A)	1,561	2,180	84	121	1,098
Loss on swap termination	—	—	—	(842)	—
Other income (C)	1,254	581	660	1,495	643
Loss on securities sale, net (D)	(6,609)	—	—	—	—
Fair value adjustment for CRA equity security	(682)	(139)	(70)	42	(265)
Total other income	14,714	18,964	17,781	17,678	17,820
Salaries and employee benefits (E)	22,449	20,105	19,859	19,910	21,990
Premises and equipment	4,647	4,519	4,459	4,074	4,113
FDIC insurance expense	471	402	555	529	585
Swap valuation allowance	673	893	1,350	—	—
Other expenses	5,929	5,785	5,962	6,171	4,906
Total operating expenses	34,169	31,704	32,185	30,684	31,594
Pretax income before provision for credit losses	20,167	24,472	20,807	20,839	18,019
Provision for credit losses (F)	2,375	3,750	1,600	900	225
Income before income taxes	17,792	20,722	19,207	19,939	17,794
Income tax expense	4,351	5,867	5,036	5,521	4,616
Net income	$13,441	$14,855	$14,171	$14,418	$13,178

Total revenue (G)	$54,336	$56,176	$52,992	$51,523	$49,613
Per Common Share Data:
Earnings per share (basic)	$0.73	$0.80	$0.76	$0.76	$0.70
Earnings per share (diluted)	0.71	0.78	0.74	0.74	0.67
Weighted average number of common shares outstanding:
Basic	18,339,013	18,483,268	18,763,316	18,963,237	18,950,305
Diluted	18,946,683	19,070,594	19,273,831	19,439,439	19,531,689
Performance Ratios:
Return on average assets annualized (ROAA)	0.87%	0.96%	0.95%	0.97%	0.89%
Return on average equity annualized (ROAE)	9.88%	10.94%	10.40%	10.86%	10.03%
Return on average tangible common equity (ROATCE) (H)	10.85%	12.03%	11.43%	11.83%	10.94%
Net interest margin (tax-equivalent basis)	2.69%	2.46%	2.42%	2.38%	2.28%
GAAP efficiency ratio (I)	62.88%	56.44%	60.74%	59.55%	63.68%
Operating expenses / average assets annualized	2.22%	2.05%	2.16%	2.06%	2.14%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes a $1.1 million gain on sale of $57 million of PPP loans completed in the June 2021 quarter.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during the June 2021 quarter.
(D)	Loss on sale of securities was a result of a balance sheet repositioning employed in the March 2022 quarter.
(E)	The March 2022 and 2021 quarters each included $1.5 million of severance expense related to corporate restructuring.
(F)	Commencing on January 1, 2022, the allowance calculation is based on the current expected credit loss methodology. Prior to January 1, 2022, the calculation was based on the incurred loss methodology.
(G)	Total revenue equals the sum of net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
ASSETS
Cash and due from banks	$8,849	$5,929	$9,299	$12,684	$8,159
Federal funds sold	—	—	—	—	102
Interest-earning deposits	105,111	140,875	606,913	190,778	468,276
Total cash and cash equivalents	113,960	146,804	616,212	203,462	476,537
Securities available for sale	601,163	796,753	843,779	823,820	875,301
Securities held to maturity	106,816	108,680	—	—	—
CRA equity security, at fair value	14,003	14,685	14,824	14,894	14,852
FHLB and FRB stock, at cost	18,570	12,950	12,950	12,901	13,699

Residential mortgage	513,289	501,340	510,878	504,181	498,884
Multifamily mortgage	1,850,097	1,595,866	1,497,683	1,420,043	1,178,940
Commercial mortgage	669,899	662,626	680,107	702,777	697,599
Commercial loans (A)	2,041,720	2,009,252	1,833,532	1,880,830	1,982,570
Consumer loans	35,322	33,687	30,689	31,889	36,519
Home equity lines of credit	38,604	40,803	42,512	44,062	45,624
Other loans	226	238	245	204	199
Total loans	5,149,157	4,843,812	4,595,646	4,583,986	4,440,335
Less: Allowances for credit losses (B)	58,386	61,697	65,133	63,505	67,536
Net loans	5,090,771	4,782,115	4,530,513	4,520,481	4,372,799

Premises and equipment	22,960	23,044	23,123	23,261	23,260
Other real estate owned	—	—	—	—	50
Accrued interest receivable	22,890	21,589	22,790	23,117	23,916
Bank owned life insurance	46,805	46,663	46,510	46,605	46,448
Goodwill and other intangible assets	48,471	48,902	49,333	43,156	43,524
Finance lease right-of-use assets	3,395	3,582	3,769	3,956	4,143
Operating lease right-of-use assets	14,725	9,775	10,307	9,569	10,186
Due from brokers (C)	120,245	—	—	—	—
Other assets (D)	30,890	62,451	66,175	66,466	64,912
TOTAL ASSETS	$6,255,664	$6,077,993	$6,240,285	$5,791,688	$5,969,627

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,023,208	$956,482	$986,765	$959,494	$908,922
Interest-bearing demand deposits	2,362,987	2,287,894	2,355,892	1,978,497	1,987,567
Savings	162,116	154,914	168,831	147,227	141,743
Money market accounts	1,304,017	1,307,051	1,287,686	1,213,992	1,256,605
Certificates of deposit – Retail	384,909	409,608	426,981	446,143	474,668
Certificates of deposit – Listing Service	31,348	31,382	31,382	31,631	31,631
Subtotal “customer” deposits	5,268,585	5,147,331	5,257,537	4,776,984	4,801,136
IB Demand – Brokered	85,000	85,000	85,000	85,000	110,000
Certificates of deposit – Brokered	33,831	33,818	33,804	33,791	33,777
Total deposits	5,387,416	5,266,149	5,376,341	4,895,775	4,944,913
Short-term borrowings	122,085	—	—	—	15,000
Paycheck Protection Program Liquidity Facility (E)	—	—	48,496	83,586	168,180
Finance lease liability	5,573	5,820	6,063	6,299	6,528
Operating lease liability	15,155	10,111	10,644	9,902	10,509
Subordinated debt, net (F)	132,772	132,701	132,629	132,557	181,837
Other liabilities (D)	69,237	116,824	123,098	125,110	120,219
TOTAL LIABILITIES	5,732,238	5,531,605	5,697,271	5,253,229	5,447,186
Shareholders’ equity	523,426	546,388	543,014	538,459	522,441
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,255,664	$6,077,993	$6,240,285	$5,791,688	$5,969,627
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$10.7	$11.1	$10.3	$9.8	$9.4

(A)	Includes PPP loans of $10 million at March 31, 2022; $14 million at December 31, 2021; $49 million at September 30, 2021; $84 million at June 30, 2021; and $187 million at March 31, 2021.
(B)	Commencing on January 1, 2022, the allowance calculation is based on the current expected credit loss methodology. Prior to January 1, 2022, the calculation was based on the incurred loss methodology.
(C)	Includes $120 million due from FHLB related to securities sales at March 31, 2022. The $120 million received on April 1, 2022, was used to reduce short term borrowings.
(D)	The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.
(E)	Represents funding provided by the Federal Reserve for pledged PPP loans.
(F)	The decrease was due to the redemption of a $50 million subordinated debt on June 30, 2021.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	15,884	15,573	25,925	5,962	11,767
Other real estate owned	—	—	—	—	50
Total nonperforming assets	$15,884	$15,573	$25,925	$5,962	$11,817

Nonperforming loans to total loans	0.31%	0.32%	0.56%	0.13%	0.27%
Nonperforming assets to total assets	0.25%	0.26%	0.42%	0.10%	0.20%

Performing TDRs (B)(C)	$2,375	$2,479	$416	$190	$197

Loans past due 30 through 89 days and still accruing (D)	$606	$8,606	$1,193	$1,678	$1,622

Loans subject to special mention	$110,252	$116,490	$115,935	$148,601	$166,013

Classified loans	$47,386	$50,702	$51,937	$11,178	$25,714

Impaired loans	$16,147	$18,052	$26,341	$6,498	$11,964

Allowance for credit losses ("ACL"):
Beginning of period	$61,697	$65,133	$63,505	$67,536	$67,309
Day one CECL adjustment	(5,536)	—	—	—	—
Provision for credit losses (E)	2,489	3,750	1,600	900	225
(Charge-offs)/recoveries, net	(264)	(7,186)	28	(4,931)	2
End of period	$58,386	$61,697	$65,133	$63,505	$67,536

ACL to nonperforming loans	367.58%	396.18%	251.24%	1065.16%	573.94%
ACL to total loans	1.13%	1.27%	1.42%	1.39%	1.52%
General ACL to total loans (F)	1.09%	1.19%	1.26%	1.38%	1.45%

(A)	Increase at September 30, 2021 due to one large CRE loan with a retail component, located in Manhattan.
(B)	Amounts reflect troubled debt restructurings (“TDRs”) that are paying according to restructured terms.
(C)

Excludes TDRs included in nonaccrual loans in the following amounts: $13.6 million at March 31, 2022; $1.1 million at December 31, 2021; $4.0 million at September 30, 2021; $3.9 million at June 30, 2021; and $3.9 million at March 31, 2021.

(D)	Includes $6.9 million for one equipment lease principally due to administrative issues with the servicer and the lessee/borrower at December 31, 2021. Payment was received in January 2022.
(E)

Commencing on January 1, 2022, the allowance calculation is based on the current expected credit loss methodology.  Prior to January 1, 2022, the calculation was based on the incurred loss methodology. Provision to rollforward the ACL excludes a credit of $114,000 related to the off-balance sheet commitments.

(F)	Total ACL less specific reserves equals general ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,	March 31,
	2022	2021	2021
Capital Adequacy
Equity to total assets (A)	8.37%	8.99%	8.75%
Tangible Equity to tangible assets (B)	7.65%	8.25%	8.08%
Book value per share (C)	$28.49	$29.70	$27.45
Tangible Book Value per share (D)	$25.85	$27.05	$25.16

	March 31,		December 31,		March 31,
	2022		2021		2021
Regulatory Capital – Holding Company
Tier I leverage	$513,838	8.37%	$508,231	8.29%	$491,384	8.66%
Tier I capital to risk-weighted assets	513,838	10.16	508,231	10.62	491,384	12.00
Common equity tier I capital ratio to risk-weighted assets	513,814	10.16	508,207	10.62	491,355	12.00
Tier I & II capital to risk-weighted assets	705,184	13.94	700,790	14.64	724,599	17.70

Regulatory Capital – Bank
Tier I leverage (E)	$631,522	10.29%	$612,762	9.99%	$564,533	9.95%
Tier I capital to risk-weighted assets (F)	631,522	12.49	612,762	12.80	564,533	13.79
Common equity tier I capital ratio to risk-weighted assets (G)	631,498	12.49	612,738	12.80	564,504	13.78
Tier I & II capital to risk-weighted assets (H)	690,096	13.65	672,614	14.05	615,925	15.04

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(D)

Tangible book value per share excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(E)	Regulatory well capitalized standard = 5.00% ($307 million)
(F)	Regulatory well capitalized standard = 8.00% ($405 million)
(G)	Regulatory well capitalized standard = 6.50% ($329 million)
(H)	Regulatory well capitalized standard = 10.00% ($506 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Residential loans retained	$41,547	$22,953	$36,845	$37,083	$15,814
Residential loans sold	15,669	20,694	24,041	25,432	45,873
Total residential loans	57,216	43,647	60,886	62,515	61,687
Commercial real estate	25,575	16,134	14,944	12,243	38,363
Multifamily	265,650	162,740	120,716	255,820	85,009
Commercial (C&I) loans/leases (A) (B)	143,029	341,886	143,121	141,285	129,141
SBA (C)	26,093	27,630	11,570	15,976	58,730
Wealth lines of credit (A)	9,400	7,500	10,020	3,200	2,475
Total commercial loans	469,747	555,890	300,371	428,524	313,718
Installment loans	131	94	178	25	63
Home equity lines of credit (A)	1,341	5,359	2,535	4,140	1,899
Total loans closed	$528,435	$604,990	$363,970	$495,204	$377,367

(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $9 million for the quarter ended June 30, 2021 and $47 million for the quarter ended March 31, 2021.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2022			March 31, 2021
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$928,828	$3,606	1.55%	$761,187	$2,629	1.38%
Tax-exempt (A) (B)	4,701	48	4.08	7,980	98	4.91

Loans (B) (C):
Mortgages	508,408	3,656	2.88	501,590	3,954	3.15
Commercial mortgages	2,353,032	18,175	3.09	1,840,363	14,420	3.13
Commercial	2,008,464	18,203	3.63	1,932,692	16,455	3.41
Commercial construction	18,087	160	3.54	15,606	139	3.56
Installment	34,475	254	2.95	37,695	276	2.93
Home equity	40,245	324	3.22	48,853	399	3.27
Other	283	6	8.48	246	5	8.13
Total loans	4,962,994	40,778	3.29	4,377,045	35,648	3.26
Federal funds sold	—	—	—	102	—	0.00
Interest-earning deposits	127,121	29	0.09	555,331	128	0.09
Total interest-earning assets	6,023,644	44,461	2.95%	5,701,645	38,503	2.70%
Noninterest-earning assets:
Cash and due from banks	7,455			11,129
Allowance for credit losses	(61,001)			(71,160)
Premises and equipment	23,022			22,634
Other assets	168,239			228,134
Total noninterest-earning assets	137,715			190,737
Total assets	$6,161,359			$5,892,382

LIABILITIES:
Interest-bearing deposits:
Checking	$2,330,340	$1,238	0.21%	$1,908,380	$978	0.20%
Money markets	1,294,100	539	0.17	1,259,597	794	0.25
Savings	156,554	5	0.01	135,202	17	0.05
Certificates of deposit – retail	426,166	606	0.57	533,488	1,470	1.10
Subtotal interest-bearing deposits	4,207,160	2,388	0.23	3,836,667	3,259	0.34
Interest-bearing demand – brokered	85,000	373	1.76	110,000	493	1.79
Certificates of deposit – brokered	33,823	261	3.09	33,769	261	3.09
Total interest-bearing deposits	4,325,983	3,022	0.28	3,980,436	4,013	0.40
Borrowings	55,513	64	0.46	186,006	209	0.45
Capital lease obligation	5,662	68	4.80	6,608	79	4.78
Subordinated debt	132,731	1,364	4.11	181,795	2,145	4.72
Total interest-bearing liabilities	4,519,889	4,518	0.40%	4,354,845	6,446	0.59%
Noninterest-bearing liabilities:
Demand deposits	978,288			848,325
Accrued expenses and other liabilities	119,003			163,569
Total noninterest-bearing liabilities	1,097,291			1,011,894
Shareholders’ equity	544,179			525,643
Total liabilities and shareholders’ equity	$6,161,359			$5,892,382
Net interest income		$39,943			$32,057
Net interest spread			2.55%			2.11%
Net interest margin (D)			2.69%			2.28%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2022			December 31, 2021
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$928,828	$3,606	1.55%	$885,390	$3,104	1.40%
Tax-exempt (A) (B)	4,701	48	4.08	5,443	54	3.97

Loans (B) (C):
Mortgages	508,408	3,656	2.88	510,562	3,799	2.98
Commercial mortgages	2,353,032	18,175	3.09	2,209,160	17,708	3.21
Commercial	2,008,464	18,203	3.63	1,826,640	16,660	3.65
Commercial construction	18,087	160	3.54	20,426	176	3.45
Installment	34,475	254	2.95	33,400	253	3.03
Home equity	40,245	324	3.22	41,955	346	3.30
Other	283	6	8.48	270	6	8.89
Total loans	4,962,994	40,778	3.29	4,642,413	38,948	3.36
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	127,121	29	0.09	513,650	178	0.14
Total interest-earning assets	6,023,644	44,461	2.95%	6,046,896	42,284	2.80%
Noninterest-earning assets:
Cash and due from banks	7,455			11,517
Allowance for credit losses	(61,001)			(65,542)
Premises and equipment	23,022			23,117
Other assets	168,239			182,154
Total noninterest-earning assets	137,715			151,246
Total assets	$6,161,359			$6,198,142

LIABILITIES:
Interest-bearing deposits:
Checking	$2,330,340	$1,238	0.21%	$2,321,970	$1,327	0.23%
Money markets	1,294,100	539	0.17	1,290,334	678	0.21
Savings	156,554	5	0.01	152,570	20	0.05
Certificates of deposit – retail	426,166	606	0.57	453,127	725	0.64
Subtotal interest-bearing deposits	4,207,160	2,388	0.23	4,218,001	2,750	0.26
Interest-bearing demand – brokered	85,000	373	1.76	85,000	387	1.82
Certificates of deposit – brokered	33,823	261	3.09	33,810	267	3.16
Total interest-bearing deposits	4,325,983	3,022	0.28	4,336,811	3,404	0.31
Borrowings	55,513	64	0.46	25,890	25	0.39
Capital lease obligation	5,662	68	4.80	5,913	71	4.80
Subordinated debt	132,731	1,364	4.11	132,659	1,363	4.11
Total interest-bearing liabilities	4,519,889	4,518	0.40%	4,501,273	4,863	0.43%
Noninterest-bearing liabilities:
Demand deposits	978,288			1,042,477
Accrued expenses and other liabilities	119,003			111,357
Total noninterest-bearing liabilities	1,097,291			1,153,834
Shareholders’ equity	544,179			543,035
Total liabilities and shareholders’ equity	$6,161,359			$6,198,142
Net interest income		$39,943			$37,421
Net interest spread			2.55%			2.37%
Net interest margin (D)			2.69%			2.46%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2022	2021	2021	2020	2021
Shareholders’ equity	$523,426	$546,388	$543,014	$538,459	$522,441
Less: Intangible assets, net	48,471	48,902	49,333	43,156	43,524
Tangible equity	$474,955	$497,486	$493,681	$495,303	$478,917

Period end shares outstanding	18,370,312	18,393,888	18,627,910	18,829,877	19,034,870
Tangible book value per share	$25.85	$27.05	$26.50	$26.30	$25.16
Book value per share	28.49	29.70	29.15	28.60	27.45

Tangible Equity to Tangible Assets
Total assets	$6,255,664	$6,077,993	$6,240,285	$5,791,688	$5,969,627
Less: Intangible assets, net	48,471	48,902	49,333	43,156	43,524
Tangible assets	$6,207,193	$6,029,091	$6,190,952	$5,748,532	$5,926,103
Tangible equity to tangible assets	7.65%	8.25%	7.97%	8.62%	8.08%
Equity to assets	8.37%	8.99%	8.70%	9.30%	8.75%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Return on Average Tangible Equity	2022	2021	2021	2021	2021
Net income	$13,441	$14,855	$14,171	$14,418	$13,178

Average shareholders’ equity	$544,179	$543,035	$544,856	$530,971	$525,643
Less: Average intangible assets, net	48,717	49,151	48,757	43,366	43,742
Average tangible equity	$495,462	$493,884	$496,099	$487,605	$481,901

Return on average tangible common equity	10.85%	12.03%	11.43%	11.83%	10.94%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2022	2021	2021	2021	2021
Net interest income	$39,622	$37,212	$35,211	$33,845	$31,793
Total other income	14,714	18,964	17,781	17,678	17,820
Add:
Fair value adjustment for CRA equity security	682	139	70	(42)	265
Less:
Loss/(gain) on loans held for sale
at lower of cost or fair value	—	265	—	(1,125)	(282)
Income from life insurance proceeds	—	—	—	(153)	(302)
Loss on securities sale, net	6,609	—	—	—	—
Loss/(gain) on swap termination	—	—	—	842	—
Total recurring revenue	61,627	56,580	53,062	51,045	49,294

Operating expenses	34,169	31,704	32,185	30,684	31,594
Less:
Write-off of subordinated debt costs	—	—	—	648	—
Swap valuation allowance	673	893	1,350	—	—
Severance expense	1,476	—	—	—	1,532
Total operating expense	32,020	30,811	30,835	30,036	30,062

Efficiency ratio	51.96%	54.46%	58.11%	58.84%	60.99%